Exhibit 10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 12, 2026 (the “Effective Date”), by and between Protalix Ltd., a company organized under the laws of the State of Israel (the “Company”) and Yaron Naos, a resident of the State of Israel (the “Executive”) (each of the Company and Executive shall be referred to herein, as a “Party” and collectively, the “Parties”).

WHEREAS, the Executive, who was promoted to Sr. Vice President & Chief Executive Officer, is currently an employee of the Company and of its parent company, Protalix BioTherapeutics, Inc. (the “Parent Company”), and was a party to that certain Employment Agreement between the Company and the Executive, effective as of September 8, 2004 which agreement is superseded in its entirety by this Agreement; and

WHEREAS, the Company and the Executive desire to restate the terms and conditions of the Executive’s employment by the Company as hereinafter set forth.

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual premises and covenants set forth herein, the Company and the Executive hereby agree that the terms and conditions of the Executive’s employment are hereby amended and restated in their entirety to read as follows:

1.	Employment.
1.1.The Executive’s duties and responsibilities shall continue to be those duties and responsibilities customarily performed by a Sr. Vice President & Chief Operating Officer of a pharmaceutical company that is publicly-traded in the U.S. stock markets, as may be determined from time to time by the Company’s Chief Executive Officer of the Company (“CEO”). The Executive will continue to report to the CEO.
1.2.The Executive shall continue to be employed on a full-time basis and to devote his full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of his duties and responsibilities under this Agreement. Unless otherwise approved in advance and in writing by the CEO, other than as stipulated in this Section 1.2, during the term of this Agreement, the Executive shall not be engaged in any other employment nor engage in any other business activity or render any business services, with or without compensation, for any other person or entity. The Executive shall notify the Company immediately of any event or circumstance which may hinder the performance of his obligations hereunder or result in the Executive having a conflict of interest with his Position.
1.3.It is agreed between the Parties that the position that the Executive holds within the Company is a management position, which demands a special level of loyalty and accordingly the Work Hours and Rest Law (1951) shall not apply to the Executive’s employment by the Company and this Agreement. The Executive further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which he is adequately rewarded by the compensation provided in this Agreement. The Parties confirm that this is a personal services contract and that the relationship between the Parties shall not be subject to any general or special collective bargaining agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

2.	Salary and Employee Benefits.

In full consideration of the Executive’s continued employment hereunder, commencing as of the Commencement Date (unless otherwise expressly provided in this Section 2), the Executive shall be entitled to the following payments and benefits, it being understood and agreed that any salary-based benefits shall be calculated exclusively on the basis of the base salary (without consideration to any other benefit):

2.1.Salary. The Company shall continue to pay the Executive a gross salary of NIS 70,000 per month (the “Salary”). The Salary shall be payable monthly in arrears and shall be paid to the Executive in accordance with the Company’s policy.
2.2.Bonus.

2.2.1The Executive shall be entitled to an annual bonus based on multiples of the Executive’s base monthly Salary, subject to the approval of the Board of Directors of the Company or its Compensation Committee (collectively, the “Board”), and at its sole discretion. The determination of the Board (and any other organ approval required under applicable law) shall be made following the end of each calendar year during the term hereof and the bonus shall be payable, if applicable, with the next salary following the publication of the Company’s annual financial report. The Board shall determine the bonus on the basis of annual objectives which shall include both measurable and strategic parameters (in such ratios as shall be approved by the Board), to be agreed in advance with the Executive on an annual basis (the “Objectives”). The Board’s (and any other organ’s approval required under applicable law) decision regarding the foregoing bonus payment shall be based on the Board’s determinations, in its discretion, that the Executive achieved 80% or more of the Objectives (the “Percentage Achievement”). The amount of the bonus is anticipated to fall within the following range: (i) for achievement of 80% of the Objectives, a bonus in an amount equal to four (4) monthly Salaries; (ii) for achievement of 100% of the Objectives, a bonus in an amount equal to five (5) monthly Salaries; and (iii) for achievement of 120% of the Objectives, a bonus in an amount equal to six (6) monthly Salaries, which will also be the maximum amount.

2.2.2.The Board shall be entitled to grant, at any time, and notwithstanding the foregoing, a discretionary bonus to the Executive, based on significant achievements.

2.2.3Without derogating the foregoing, in the event of Triggered COC (as defined below), Employee shall be entitled to receive a one-time bonus in the amount of US $400,000 (“COC Bonus”); provided, however, that (i) the COC Bonus is inclusive of any termination notice and other applicable amounts stipulated under this Agreement; and (ii) the COC Bonus is inclusive of any milestone achieved following the consummation of such change of control.

For the purpose hereof, Triggered COC shall mean: Change in ownership or control of the Parent Company effected through the direct acquisition by any person or related group of persons (other than an acquisition from or by the Parent Company or by a Parent Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Parent Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Parent Company’s outstanding securities pursuant to an agreement which was initiated by the Board and was led by an investment bank on its behalf.

It is agreed that the definition of Triggered COC is applicable only to this Agreement and not to the Plan (as defined below).

2.3.Equity Incentives. The Executive shall continue to be entitled, from time to time at the discretion of the Board to equity incentive awards commensurate with the Position.
2.4.Indemnification; D&O Insurance. The Executive shall remain entitled to the same indemnification terms and conditions granted to all other officers and directors of the Company and the Parent Company and, accordingly, each of the Company and the Parent Company and the Executive shall, prior to the Commencement Date, enter into an indemnification and release agreement in the form granted to all other officers and directors of the Company and the Parent Company. In addition, each of the Parent Company and the Company shall maintain Directors’ and Officers’ insurance policy or policies, providing coverage that is no less favorable for the Executive than the coverage then being provided to any other present or former executive officer or director of the Company or the Parent Company that shall apply to the other executive officers and directors of the Company.
2.5.Managers Insurance Policy (“Bituach Menahalim”) and/or Pension Fund (“Keren Pensya”). According to the Executive’s choice, the Company shall effect a Manager’s Insurance Policy or Pension Fund or a combination thereof, (the “Policy”) in the name of the Executive, and shall pay a sum of 8.33% of the Salary for severance pay. The Company shall deduct 6% from the Salary to be paid as benefits (Tagmulim) on behalf of the Executive towards such Policy. The Company’s contribution for the Policy shall be 6.5% of the Salary as employer’s share for benefits (Tagmulim).

In the event that the Executive shall elect to be insured in a Manager’s Insurance Policy or a provident fund which is not a Pension Fund - the Company’s contributions for benefits (Tagmulim) shall include payment for disability insurance in an amount which will ensure 75% of the Salary; provided, however, that in any event the contributions of the Company for benefits shall be equal to at least 5% of the Salary, and the total cost of the Company for disability insurance and benefits shall not exceed 7.5% of the Salary.

The Parties hereby declare and agree that the pension arrangement in accordance with this clause constitutes a “beneficial arrangement” for the purpose of the Extension Order (Combined Version) for Mandatory Pension under the Collective Agreements Law, 5717-1957 (the “Pension Extension Order”), and the Company shall not be under any obligation to provide any pension arrangement as provided in the Pension Extension Order other than as provided in this Section.

Without derogating from the generality of the aforesaid, all payments made by the Company to the Policy shall be in lieu of severance pay due to the Executive or his heirs from the Company, and the Company shall not have any additional or other obligations to pay the Executive severance payments, and the Executive hereby consents to this arrangement in accordance with Section 14 of the Severance Pay Law 5723-1963 and the “General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay” (the “General Approval”), a copy of which is attached to this Agreement as Exhibit A, and the provisions of the General Approval shall apply to the Executive and this Agreement.

For avoidance of doubt, as of the date indicated herein, the General Approval has not yet been updated to reflect the percentages of contributions/deductions indicated above. In the event of discrepancy between the updated General Approval and the percentages stated herein, the updated General Approval shall prevail.

The Company hereby waives any entitlement and/or right for reimbursement with respect to the severance compensation and acknowledges, that upon termination of the Executive’s employment in the Company, including inter alia, in the event of the Executive’s resignation, the Company shall release the severance compensation and shall transfer the severance compensation to the Executive, except in the event that: (i) the Company has terminated the Executive’s employment due to circumstances under which his entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Law; or (ii) the Executive has already withdrawn funds from the Policy and not because of “EIROA MEZAKE” according to Section 2(b) of the General Approval.

2.6.Vocational Studies. The Company shall continue to maintain a “Keren Hishtalmut” Fund for the benefit of the Executive (the “Fund”). The Company shall continue to contribute to such Fund an amount equal to 7.5% of the Salary and the Executive shall contribute to the Fund an amount equal to 2.5% of the Salary. The Executive hereby instructs the Company to transfer to the Fund the Executive’s contribution from the Salary. Upon termination of this Agreement by either Party, other than termination by the Company for Cause, the Company shall assign and transfer to the Executive the ownership in the Fund.
2.7.Vacation. The Executive shall continue to be entitled to annual paid vacation of 29 working days. Consistent with Company employment policies, the Executive must take vacation for seven (7) consecutive calendar days in each work year. Vacation days not used by the Executive may be accumulated for the next three (3) years of employment; provided, that if the Executive does not take seven (7) consecutive vacation days in any work year, the Executive will only be able to accumulate vacation days from such work year for up to two years. In any event, the Executive may not accumulate a number of vacation days that exceeds the numbers of vacation days to which the Executive is entitled over a three- (3-) year period, in the aggregate. The Executive shall coordinate vacation days in advance with the CEO; provided, however, the Company shall be entitled to set the Executive’s vacation days, in its discretion. Vacation days shall not be redeemable for cash by the Executive until termination of the employment relationship, in accordance with applicable law and Company policies, as may be updated from time to time. If the employment begins or ends in the middle of the working year, the Executive’s entitlement to vacation days will be increased proportionally. All vacation days that exceed the maximum number of days that may be accumulated by the Executive in accordance with this Agreement or otherwise under the Company’s employment policies will be canceled by the Company, and for the avoidance of doubt, will not be redeemable for cash by the Executive until termination of the employment relationship.
2.8.Sick Leave. The Executive shall be entitled to fully paid sick leave pursuant to the Sick Pay Law (1976).
2.9.Annual Recreation Allowance (Dme’i Havra’a). The Executive shall be entitled to annual recreation allowance according to applicable law.
2.10.Company Car.

2.10.1.The Company shall continue to provide the Executive with a Company car (the “Company Car”), at the Executive’s discretion, from the category of cars provided by the Company to its officers of the same level as the Executive. The Company Car shall be placed with the Executive for his business and personal use. Executive shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Company Car are strictly, lawfully, and carefully observed.

2.10.2.Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding expenses incurred in connection with any violations of law, which shall be paid solely by Executive. The Company shall subscribe the Executive’s Company Car to the Kvish 6 and Hotzei Hatzafon toll roads. Consistent with the Company’s guidelines, the Executive’s spouse and children shall be authorized to use the Executive’s Company Car provided they have an Israeli license to drive.

2.10.3.Upon the termination of employment hereunder, the Executive shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by the Company and any documents relating to the Company Car) to the Company’s principal office. Executive shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.

2.11.Telephone. Every three calendar years commencing upon the Effective Date, the Executive is entitled to a payment equal to NIS [3,500], after applicable taxes, as reimbursement for the acquisition of a mobile phone. The Executive is not liable to the Company for the value of the phone. The Company shall bear all the costs and expenses associated with the use of the Executive’s phone for international calls, including all taxes applicable thereto, according to applicable law.
2.12.Taxes. The Executive will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, including the use of the Company Car, except as stated otherwise in this Agreement, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Executive, any and all taxes, withholdings or other payments as required under any applicable law.
3.	Confidentiality.
3.1.The Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the employment, whether or not developed by the Executive, it being agreed that for purposes of this Section 3.1, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by the Executive or that was known to or developed by the Executive prior to being disclosed to the Executive by the Company. Upon termination of this Agreement, or at any other time upon request of the Company, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Executive.
3.2.The Executive hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.
3.3.Nothing in this Agreement prohibits the Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity, or making other disclosures, to the extent such reporting or other disclosures are protected under the whistleblower provisions of applicable law or regulation.
4.	Non-Competition and Non-Solicitation.
4.1The Executive agrees and undertakes that he will not, for so long as this Agreement is in effect and for a period of one (1) year thereafter (the “Non-Competition Period”), compete or to assist others to compete, whether directly or indirectly, with the business of the Company, as conducted prior to the date the Executive ceases to serve in the Position.
4.2The Executive further agrees and undertakes that during the Non-Competition Period, he will not directly or indirectly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company, any of its subsidiaries or affiliates, without the prior written consent of the CEO.
4.3The Executive further agrees and undertakes that during the Non-Competition Period, without the prior written consent of the CEO, he will not offer to employ, in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of, employ, any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof.
4.4The Parties hereto agree that the duration and area for which the covenants set forth in this Section 4 are to be effective are necessary to protect the legitimate interests of the Company and its development efforts and accordingly are reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenants are to that extent unenforceable, the Parties hereto agree that such covenants shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render them unenforceable. In addition, the Executive acknowledges and agrees that a breach of Sections 3, 4, or 5 hereof, may cause irreparable harm to the Company, its subsidiaries, and/or affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Sections 3, 4, or 5. The Executive acknowledges that the compensation and benefits he receives hereunder are paid, inter alia, as consideration for his undertakings contained in Sections 3, 4, and 5.
5.	Creations and Inventions.
5.1.The Company shall be the sole and exclusive owner of any Inventions (as defined below), and the Executive hereby assigns to the Company any and all of his rights, title and interest in such intellectual property free and clear of any third parties rights. The Executive shall inform the Company of any Invention relating to the Company’s technology, its applications components or any intellectual property relating thereto, and shall execute any necessary assignments, patent forms and the like and will assist in the drafting of any description or specification of the Invention as may be required for the Company’s records and in connection with any application for patents or other forms of legal protection that may be sought by the Company. The Executive shall treat all information relating to any Invention as Confidential Information according to Section 3 above.
5.2.Without limiting the foregoing, “Inventions” shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, programs, know how, improvements, discoveries, designs, techniques, trade secrets, patents and patents applications, copyrights, mask work, and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by the Executive in connection with his employment by the Company, developed using equipment, supplies, facilities or Confidential Information of the Company, or related to the field of business of the Company, or to current or anticipated research and development of the Company.
5.3.The Company’s rights under this Section 5 shall be worldwide, and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Executive has ceased his services hereunder.
6.	Term and Termination.
6.1.This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as follows: if by the Company, by one hundred and eighty (180) days prior written notice to the Executive, and if by the Executive, by ninety (90) days prior written notice to the Company. Each of such prior notice periods shall be referred to as the “Notice Period,” as applicable.
6.2.Notwithstanding anything to the contrary herein, the Company may terminate this Agreement in the event of the inability of the Executive to perform his duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Executive for a period exceeding ninety (90) days.
6.3.Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement, provided such event is not cured within thirty (30) days after receipt by the Executive of a written notice from the Company; (ii) any breach by the Executive of his fiduciary duties or duties of care to the Company and\or the Parent Company; (iii) the Executive’s dishonesty or fraud or felonious conviction; (iv) the Executive’s embezzlement of funds of the Company and\or the Parent Company; (v) any conduct by the Executive, alone or together with others, which is intent to cause materially injurious to the Company and\or the Parent Company, monetary or otherwise; (vi) the Executive’s gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; (vii) the Executive’s disregard or insubordination of any lawful resolution and/or instruction of the CEO with respect to the Executive’s duties and/or responsibilities towards the Company, provided such event is not cured within thirty (30) days after receipt by the Executive of a written notice from the

Company; (viii) the occurrence of an event or circumstance which result in the Executive having a conflict of interest with his position with the Company and\or the Parent Company, without the Executive having notified the Company thereof, as provided herein; (ix) any breach by the Executive of his confidentiality undertakings to the Company; or (x) any consequences which would entitle the Company to terminate the Executive’s employment without severance payments under the Severance Pay Law.

6.4.The Executive shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Executive’s responsibilities, pursuant to Company’s instructions. At the option of the Company, the Executive shall, during any Notice Period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law, provided that the Executive shall be entitled to all payments and other benefits due to him hereunder. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Executive immediately, provided, that the Executive shall be entitled to all payments and other benefits due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period. For purposes of clarification, and notwithstanding anything to the contrary herein, in the Plan or in any Option Agreement, the Executive shall be deemed to be in Continuous Service (as such term is defined in the Plan) to the Company under the Plan as if he was actually employed until the end of any applicable Notice Period regardless of whether the Company decides to terminate this Agreement prior to the end of such period.
6.5.Upon termination of the Executive’s employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Executive in connection with his employment as aforesaid. The Company may set-off any outstanding amounts due to it by the Executive against any payment due by the Company to the Executive, subject to applicable law. Without limiting the generality of the foregoing, if the Executive fails to comply with his prior notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which the Executive would have been entitled during the Notice Period, from any payment due by the Company to the Executive, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.
6.6.Sections 2.10.3, 2.11, the last sentence of Section 2.14, and Sections 3, 4, 5, 6.5, 6.6, and 7, and the applicable provisions of Section 8 shall survive the termination or expiration of this Agreement for any reason whatsoever.
7.	Notices.
7.1Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the Parties as follows:
If to the Company:	Protalix Ltd. 2 Snunit Street, Science Park P.O. Box 455 Carmiel 2161401, Israel Attn: CEO
It to the Executive:	As per office records

7.2All notices shall be given by email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 7.2 shall be deemed received upon the earlier of: (i) if sent by email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission; (ii) if sent by messenger, upon delivery; and (iii) the actual receipt thereof.
8.	Miscellaneous.
8.1Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.
8.2Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.
8.3Amendment; Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Executive and the Company. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
8.4Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement shall be resolved by a single arbitrator to be appointed by the Parties, or in the event the Parties fail to agree on the identity of the arbitrator within ten (10) days of a Party’s request to appoint same, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association.

Arbitration proceedings shall be conducted for no longer than forty-five (45) days. The proceedings shall be conducted in Hebrew and according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give a reasoned decision, in writing. The arbitrator’s decision shall be final and binding in any court. Unless otherwise determined by the arbitrator, each party to the proceedings shall bear its own expenses and the arbitrator’s fees and expenses shall be borne in equal parts by the parties to the proceedings.

This Section shall constitute an arbitration agreement between the Parties.

8.5Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
8.6Assignment. Neither this Agreement nor any of the Executive’s rights, privileges or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Executive without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary or affiliate thereof (as such terms are defined in the Israeli Securities Law-1968).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above-mentioned.

PROTALIX LTD.	YARON NAOS
/s/ Dror Bashan	/s/ Yaron Naos
By: Dror Bashan President and Chief Executive Officer